UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2010 (February 24, 2010)
GLOBAL INDUSTRIES, LTD.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	0-21086	72-1212563
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

8000 Global Drive
Carlyss, Louisiana		70665
(Address of Principal Executive Offices)		(Zip Code)
(337) 583-5000
(Registrant’s telephone number, including area code)
n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As previously disclosed John A. Clerico, who has most recently served as the Chairman of the Board of Directors and interim Chief Executive Officer of the company, is stepping down from his position as Chief Executive Officer but will continue to serve as Chairman of the Board of Directors until the company’s annual shareholders meeting in 2011, unless his successor is elected prior to that meeting. Mr. Clerico will continue to serve the company as Chairman to ensure continuity in strategic and operational management and assist in a smooth transition of his executive responsibilities. In connection with this transition, Mr. Clerico will receive an award of 50,000 restricted shares of the company’s common stock which will vest in two equal tranches on (i) September 30, 2010 and (ii) January 15, 2011, if he continues to serve as Chairman of the Board of Directors after September 30, 2010, but will not receive the compensation the company pays to non-employee directors. The company’s existing compensation arrangements with Mr. Clerico have changed as follows:
•	the restricted share award for 25,000 shares of the company’s common stock that was originally scheduled to vest upon hiring of a new chief executive officer has been deferred to June 30, 2010;

•	he will not be eligible for a bonus in the current fiscal year; and

•	his Change-in-Control Agreement with the company will terminate upon election or appointment of his successor.
Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2010	GLOBAL INDUSTRIES, LTD.
	By:	/s/ Russell J. Robicheaux
Russell J. Robicheaux
Senior Vice President, Chief Administrative Officer and General Counsel